Exhibit 99.3
EMC
Mortgage Corporation

Officer's Certificate
BSABS 2003-HE1

I, Mark D. Ehrenreich, Senior Vice President of EMC Mortgage Corporation, do
hereby certify to the designated Trustee that in respect to the period ending November
30, 2004, a review of the activities of EMC Mortgage Corporation ("EMC") during the preceding fiscal year or applicable portion thereof and it's performance under the above referenced Pooling and Servicing Agreement has been made under my supervision. To the best of my knowledge, based on such review, EMC has performed and fulfilled its duties, responsibilities and obligations in all material respects with the terms and provisions under this Agreement throughout such year, or, if there has been a default in the fulfillment of any such duties, responsibilities or obligations, specifying each such default known to such Servicing Officer the nature and status thereof including the steps being taken to remedy such default has been reported to the
Trustee.

/s/ Mark D. Ehrenreich
Mark D. Ehrenreich, Senior Vice President

2/28/05
Date